Exhibit (a)(5)(iii)

84 Grand-Rue • Luxembourg
Tel: +352.473.884 • Fax: +352.226.056

CONTACT:
Francis Cressall
Quilmes Industrial (Quinsa), S.A.
+5411-4349-1846

QUILMES INDUSTRIAL (QUINSA), S.A., ANNOUNCES PRELIMINARY
RESULTS OF “DUTCH AUCTION” TENDER OFFER TO REPURCHASE
ITS CLASS B SHARES

LUXEMBOURG – September 16, 2004 – Quilmes Industrial (Quinsa), S.A. (NYSE: LQU) (“Quinsa” or the “Company”), today announced the preliminary results of its modified “Dutch Auction” offer to repurchase up to 8,400,000 of its Class B shares (including Class B shares held as American Depositary Shares (“ADSs”)). The offer expired at 10:00 a.m., New York City time, which is 4:00 p.m. Luxembourg time, on Thursday, September 16, 2004.

Based on a preliminary count by the ADS tender agent and the share tender agent for the offer, 14,930,553 Class B shares (including 14,573,352 Class B shares held as ADSs) were properly tendered at or below $9.50 per share (or $19 per ADS) and were not withdrawn. 109,300 of the Class B shares tendered as ADSs were tendered through notices of guaranteed delivery. Quinsa has decided to exercise its right to purchase an additional 2% of its outstanding Class B shares without extending the offer. Accordingly, Quinsa preliminarily expects to purchase 9,584,689 Class B shares (including those held as ADSs) at a purchase price of $9.50 per share (or $19 per ADS). Based on the preliminary count, the preliminary proration factor for the tender offer is approximately 64.195%.

The determination of the final purchase price and the final proration factor is subject to confirmation by the ADS tender agent and the share tender agent of the proper delivery of all Class B shares and ADSs tendered and not withdrawn. Payment for the Class B shares and ADSs accepted for purchase, and return of all other Class B shares and ADSs tendered, will occur promptly after completion of the final purchase price and proration computations.

Quinsa also noted that the offer to purchase relating to the tender offer was amended on September 8, 2004. While this amendment did not change the offer price or any other material term of the offer, Quinsa has filed the amendment with the SEC and has caused the amendment to be distributed to its Class B shareholders in Europe through Euroclear and Clearstream. Additionally, shareholders may obtain a copy of the amendment from the share tender agent, free of charge.

ABOUT QUINSA

Quinsa is a Luxembourg-based holding company which controls 87.6 percent of Quilmes International (Bermuda) Ltd. (“QIB”). The remaining stake is held by Beverage Associates (BAC) Corp. (“BAC”) and by Companhia de Bebidas das Americas - AmBev (“AmBev”).

Quinsa, through QIB, controls beverage and malting businesses in five Latin American countries. Its beer brands are strong market leaders in Argentina, Bolivia, Paraguay and Uruguay and have a presence in Chile. Further, pursuant to the Company’s strategic alliance with AmBev, it has entered into license and distribution agreements to produce and sell in Argentina, Bolivia, Chile, Paraguay and Uruguay the AmBev brands. Similarly, under the agreements, AmBev may produce and distribute Quinsa’s brands in Brazil.

The Company also has bottling and franchise agreements with PepsiCo, and thus accounts for 100% of PepsiCo beverage sales in Uruguay and more than 80% of PepsiCo beverage sales in Argentina.

Quinsa’s Class A and Class B shares are listed on the Luxembourg Stock Exchange (Reuters codes: QUIN.LU and QUINp.LU). Quinsa’s ADSs, representing the Company’s Class B shares, are listed on the New York Stock Exchange (NYSE: LQU).

Quinsa's web address: www.Quinsa.com

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release contains statements made by the Company that are not historical facts and constitute projections, forecasts or forward-looking statements. Words such as ‘‘estimate’’, ‘‘project’’, ‘‘plan’’, ‘‘believe’’, ‘‘expect’’, ‘‘anticipate’’, ‘‘intend’’, ‘‘planned’’, ‘‘potential’’, ‘‘should’’, ‘‘may’’ and similar expressions may identify forward-looking statements. These forward-looking statements involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Accordingly, the Company’s future performance and results may differ materially from those expressed or implied in any such forward-looking statements. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results: uncertainties relating to political and economic conditions in Argentina and the other emerging; market countries of Latin America where the Company conducts business; the rate of inflation and exchange rate risks, particularly, increases in the exchange rate; restrictions on the ability to exchange local currencies in the markets where the Company does business into hard currencies; the devaluation of the Argentine peso and other local currencies of the countries where the Company conducts business; the adoption of a restrictive currency transfer policy in the countries where the Company conducts business; the nature and extent of future competition in the Company’s principal markets; and other factors that may be described in the Company’s filings with the Securities and Exchange Commission.

Due to extensive and rapid changes in laws as well as economic and business conditions in Argentina, it is difficult to predict the impact of such changes on the Company’s financial condition. Undue reliance should not be placed on such statements, which speak only as of the date that they were made. These cautionary statements should be considered together with any written or oral forward-looking statements that the Company may issue in the future. The Company does not undertake any obligation, except as required by applicable law or regulation, to release publicly any update or revisions its forward-looking statements to reflect later events or circumstances or to reflect the occurrence of unanticipated events.